SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2015

Integrated Electrical Services, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5433 Westheimer Road, Suite 500, Houston, Texas 77056

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02.	Results of Operations and Financial Condition.

On May 8, 2015, Integrated Electrical Services, Inc. (the “Company”) issued a press release announcing its results of operations for the fiscal 2015 second quarter as well as the appointments described in Item 5.02 below. A copy of the press release is furnished with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2015, the Company’s Board of Directors (the “Board”) appointed Robert W. Lewey, age 53, as President of the Company, effective May 12, 2015. Mr. Lewey has served as Interim Chief Operating Officer since January 16, 2015, along with continuing to serve as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, a position which he has held since January 2012. In his role as President, Mr. Lewey will serve as the Company’s Principal Executive Officer.

Prior to serving as Senior Vice President, Chief Financial Officer and Treasurer, Mr. Lewey served as Vice President – Finance & Treasurer of the Company from May 2011 to January 2012, and from 2001 to 2006 and from 2007 until May 2011, Mr. Lewey held various positions with the Company, including Vice President – Tax, Director of Tax and Treasurer. From 2006 to 2007, Mr. Lewey served as Vice President, Tax for Sulzer US Holdings, Inc. From 1995 to 2001, Mr. Lewey served as Vice President of Tax for Metamor Worldwide, Inc., a provider of information technology solutions. He began his career with Deloitte LLP.

On May 7, 2015, Tracy A. McLauchlin, age 44, was appointed to the position of Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective May 12, 2015. Ms. McLauchlin has held the position of Vice President and Chief Accounting Officer of the Company since February 2014. In her current role, she will continue to serve as the Company’s Principal Accounting Officer and serve as the Company’s Principal Financial Officer.

Ms. McLauchlin had previously served as Vice President and Chief Accounting Officer of Rockwater Energy Solutions, a position she held from June 2011 to November 2013. Prior to joining Rockwater, Ms. McLauchlin was with Dynegy Inc. from June 2004 to June 2011, where she served as Senior Vice President and Controller from March 2009 to June 2011, and from June 2004 to March 2009 served in various other capacities in finance and accounting.

There are no relationships between Mr. Lewey or Ms. McLauchlin and the Company or any other person that are required to be disclosed pursuant to Items 401 or 404 of Regulation S-K.

In connection with these appointments, the Human Resources and Compensation Committee (the “Committee”) of the Board also recommended, and the Board approved, an increase in the annual salaries of Mr. Lewey and Ms. McLauchlin to $450,000 and $300,000, respectively, and approved maximum target awards under the Company’s Annual Incentive Plan for fiscal year 2015, as further described in the Company’s proxy statement filed on December 26, 2014 (the “Proxy Statement”), for Mr. Lewey and Ms. McLauchlin of $450,000 and $150,000, respectively. Mr. Lewey’s award will be based on the performance measures and objectives that are described in the Proxy Statement for the

Company’s Chief Executive Officer position, and Ms. McLauchlin’s award will be based on the performance measures and objectives that are described in the Proxy Statement for the Company’s Chief Financial Officer position. In addition to approving these changes, the Committee approved in connection with the appointments the following grants under the Company’s 2006 Equity Incentive Plan (as amended and restated): for Mr. Lewey, 25,000 shares of restricted Company stock which vest in thirds over three years and for Ms. McLauchlin, 10,000 shares of restricted Company stock which vest in thirds over three years.

Mr. Lewey will also continue to participate in, and Ms. McLauchlin will begin to participate in as a result of her appointment, the Company’s Executive Severance Plan, which is filed as exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 23, 2012 (the “Plan”), and a description of which is included therein and incorporated by reference into this Form 8-K. The Plan provides that, if a participating executive has a Qualifying Termination (as defined in the Plan) prior to a Change in Control (as defined in the Plan), the executive will receive, among other benefits, continued payment of his or her base pay for a period of twelve months following the date of such termination. If a participating executive has a Qualifying Termination on or within twelve months following a Change in Control, the executive will receive, among other benefits, a lump sum payment equal to two times his or her annual base pay.

On May 7, 2015, the Committee also recommended, and the Board approved, in each case with Mr. David B. Gendell abstaining, the following grant to Mr. Gendell for retention purposes in connection with his service as non-executive Chairman of the Board, a position which he has held since January 16, 2015: 15,000 shares of restricted Company stock which vest in thirds over three years pursuant to the Company’s 2006 Equity Incentive Plan (as amended and restated).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press release dated May 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date: May 8, 2015	/s/ Gail D. Makode
Gail D. Makode
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release dated May 8, 2015.